Exhibit 99.1

Contacts:
Media: 877.370.4413 or ir@arlingtonasset.com
Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Second Quarter 2011 Financial Results
Core Operating Income of $1.37 per share (diluted) for the second quarter of 2011(1)
Dividend of $0.875 per share for the second quarter of 2011, payable on July 29, 2011
Annualized dividend yield of 12%(2), 15%(3) on a tax adjusted basis

ARLINGTON, VA, July 27, 2011 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported core operating income of $10.6 million for the quarter ended June 30, 2011, or $1.37 per share (diluted).  On a GAAP basis, the Company reported net income of $0.1 million for the quarter ended June 30, 2011, or $0.01 per share (diluted), compared to net income of $8.8 million, or $1.10 per share (diluted), for the quarter ended June 30, 2010.

The second quarter per share net income and book value include net non-cash, mark-to-market charges of $1.39 and $1.65, respectively, related to our agency-backed MBS portfolio and hedge positions.  While the Company’s hedge and portfolio structure are intended to protect MBS portfolio returns over time, unrealized gains or losses may result from shorter term volatility or uncertainty in the economy and/or the capital markets. In the second quarter, decreases in interest rates relative to our swap cost and increases in market based spreads for our agency-backed MBS resulted in unrealized losses for the quarter.  As of June 30, 2011, the Company’s GAAP book value per share was $27.12; excluding net non-cash, mark-to-market charges, book value per share would have been $28.77.

“Core operating income was strong this quarter as growth in the agency-backed MBS portfolio drove higher net interest income and facilitated another increase in the dividend.  The Company’s concentration in agency-backed MBS with favorable prepayment attributes produced single-digit CPRs and enhanced returns in the quarter, while credit trends in the private-label MBS portfolio were stable to slightly improved in certain cases,” said J. Rock Tonkel, Jr., President and Chief Operating Officer.  “New investment opportunities remain attractive, even as we continue to monitor developments in Washington and the markets closely.”

Second Quarter Highlights

During the second quarter, net interest income increased by $0.6 million to $12.7 million from $12.1 million for the first quarter of 2011 as the Company migrated incremental capital to its agency-backed MBS portfolio.  The yield on the agency-backed MBS portfolio was 4.48% for the second quarter, and the yield on the private-label MBS portfolio was 16.3% for the second quarter.  Net realized gains from sales of MBS during the second quarter were $2.2 million or $0.29 per share.

As of June 30, 2011, the Company’s agency-backed MBS consisted of $633.1 million in face value with a cost basis of $648.9 million and was fair valued at $661.1 million.  Substantially all of the Company’s agency-backed MBS were fixed-rate 30-year MBS that had a weighted average coupon of 4.61%, a weighted average cost of 102.5, and a weighted average cost of funding of 24 basis points at June 30, 2011.  The three-month CPR for the Company’s agency-backed MBS as of June 30, 2011 was 2%.  The Company has hedged its agency-backed MBS primarily using Eurodollar futures.  These Eurodollar futures mature through June 30, 2016 and have a lifetime weighted average rate of 2.88% as of June 30, 2011.  The Company’s debt to equity ratio at June 30, 2011 was 3.1 to 1.

The Company’s private-label MBS portfolio consisted of $291.6 million in face value with an amortized cost basis of $144.8 million and fair value of $194.4 million.  During the second quarter, the Company sold private-label MBS with a face value of $22.6 million for a gain of $1.5 million.  The following table presents certain statistics of our private-label MBS portfolio as of and for the quarter ended June 30, 2011 (dollars in millions):

Total Private-Label MBS

Fair market value	$194
Fair market value (as a % of face value)	66.6%

2nd qtr. yield (as a % of amortized cost)	16.3%
Average cost (as a % of face value)	49.0%
Weighted average coupon	5.5%

Face value	$292
Amortized cost	$145
Purchase discount	$140

60+ delinquent	19.8%
Credit enhancement	8.3%
Severity (3-month)	48.9%
CPR (3-month)	15.1%

The Company’s Board of Directors approved a $0.875 dividend for the second quarter of 2011.  The dividend will be paid on July 29, 2011 to shareholders of record on July 5, 2011.  This represented a 12% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $29.77 on July 27, 2011.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended June 30, 2011 in this press release. This non-GAAP measurement is used by management to analyze and assess the operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of Arlington Asset Investment Corp.’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (1) compensation costs associated with stock-based awards, (2) accretion of mortgage-backed securities (“MBS”) purchase discounts adjusted for principal repayments in excess of proportionate invested capital, and (3) unrealized mark-to-market adjustments on the trading MBS and hedge instruments.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended June 30, 2011 (dollars in thousands):

GAAP net income	$91
Adjustments
Adjusted expenses(a)	532
Stock compensation	184
Net unrealized mark-to-market loss on trading MBS and hedge instruments	10,775
Adjusted interest related to purchase discount accretion	(992)
Non-GAAP core operating income	$10,590
Non-GAAP core operating income per share (diluted)	$1.37

(a)	Adjusted expenses represents certain professional fees and income taxes that are not considered representative of routine activities of the Company.

(2)	Based on the annualized second quarter 2011 dividend and a Class A common stock closing price on the NYSE of $29.77 on July 27, 2011.

(3)
The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income.  To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 15% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, returns, leverage, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.  These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,

	2011	2010	2011	2010
INTEREST INCOME	$13,262	$10,049	$25,757	$19,251

INTEREST EXPENSE
Interest on short-term debt	477	137	794	227
Interest on long-term debt	115	139	230	277
Total interest expense	592	276	1,024	504
Net interest income	12,670	9,773	24,733	18,747

OTHER (LOSS) INCOME, NET
Investment (loss) gain, net	(8,484)	2,378	2,740	2,731
Other loss	(4)	(3)	(7)	(7)
Total other (loss) income, net	(8,488)	2,375	2,733	2,724
Operating income before other expenses	4,182	12,148	27,466	21,471

OTHER EXPENSES
Compensation and benefits	2,570	2,379	5,006	5,299
Professional services	561	90	684	760
Business development	47	19	79	39
Occupancy and equipment	92	88	188	204
Communications	50	58	96	112
Other operating expenses	425	492	720	1,297
Total other expenses	3,745	3,126	6,773	7,711

Income before income taxes	437	9,022	20,693	13,760

Income tax provision	346	249	817	361

Net income	$91	$8,773	$19,876	$13,399

Basic earnings per share	$0.01	$1.12	$2.58	$1.72

Diluted earnings per share	$0.01	$1.10	$2.57	$1.70

Weighted average shares outstanding - basic (in thousands)	7,723	7,815	7,692	7,774
Weighted average shares outstanding - diluted (in thousands)	7,736	7,952	7,728	7,899

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2011	December 31, 2010

Cash and cash equivalents	$21,077	$12,412
Receivables
Interest	3,754	2,345
Other	201	219
Mortgage-backed securities, at fair value
Available-for-sale	194,509	252,909
Trading	660,987	174,055
Other investments	3,227	8,287
Deposits	33,626	4,748
Prepaid expenses and other assets	998	358
Total assets	$918,379	$455,333

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$639,244	$190,220
Interest payable	245	187
Accrued compensation and benefits	5,735	7,201
Dividend payable	6,785	4,655
Derivative liabilities, at fair value	25,097	2,398
Purchased securities payable	-	2,555
Accounts payable, accrued expenses and other liabilities	16,156	16,373
Long-term debt	15,000	15,000
Total liabilities	708,262	238,589

Equity:
Common stock	77	77
Additional paid-in capital	1,505,987	1,505,971
Accumulated other comprehensive income, net of taxes	49,565	63,495
Accumulated deficit	(1,345,512)	(1,352,799)
Total equity	210,117	216,744

Total liabilities and equity	$918,379	$455,333

Book Value per Share	$27.12	$28.46

Shares Outstanding (in thousands)	7,748	7,617